THIS SERVICE AGREEMENT is made on, 12 March 2008.

PARTIES:

1.
China Architectural Engineering, Inc. (Ticker RCH) of 105 Baishi Road, Jiuzhou West Avenue, Zhuhai 519070, People’s Republic of China (the PRC), a Company incorporated in the State of Delaware, USA (“Company”) and currently listed on the American Stock Exchange;

2.	Xin Yue Jasmine Geffner of the State of New York, USA (the “Executive”)

INTRODUCTION:

The Company has agreed to employ the Executive as Chief Financial Officer (CFO) and the Executive has agreed to accept that employment upon and subject to the terms and conditions set out in this Agreement.

AGREED TERMS:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, unless the contrary intention appears -

"Address for Service" means the address of each party appearing in this Agreement or such other address as either party may, by notice in writing to the other, nominate as its new address for service of notices;

"Board" means the board of directors of the Company;

"Business Day" means a day that is not a Saturday, Sunday, public holiday or bank holiday in Hong Kong;

"Commencement Date" means 3 March 2008;

"Related" in respect of a corporation has the same meaning as "related body corporate";

"Services" means the services of Chief Financial Officer as generally directed by the Board including, without limitation:

(a)
to perform duties relating to all financial and accounting matters, including but not limited to arrange equity and debt financing for the Company, supervise all financial and accounting personnel in parent company and all subsidiaries, investor relations; and

(b)	to provide advice to the Chief Executive Officer and the Board of Directors on all matters relating to financial and accounting matters of the Company; and

(c)	to undertake such travel at the expense of the Company as may be necessary for the Executive to properly perform the above duties and obligations; and

(d)	any and all complimentary or necessarily incidental duties and obligations entrusted to the Executive by the Chief Executive Officer or the Board of Directors.

"Term" means the period commencing on the Commencement Date and ending on the earlier to occur of:

(a)	2 March 2010, or such later date as may be agreed upon by the Company and the Executive (the “Expiration Date”); and

(b)	The date this Agreement is terminated by either party.

(c)	It is not necessary for the Executive to undergo a probationary period.

1.2	Interpretation

In this Agreement, unless the contrary intention appears -

(a)	a reference to this Agreement or to another document includes this Agreement or that document as amended or varied;

(b)	unless otherwise stated, monetary amounts are expressed in Hong Kong Dollars;

(c)	clause headings and the table of contents are inserted for convenience only and are not to be used in interpreting this Agreement;

(d)
references to a statutory enactment or regulation include references to that enactment or regulation as amended or re-enacted and include references to any enactment or regulation which replaces an enactment or regulation referred to;

(e)	words importing any gender include all other genders;

(f)	words importing the singular include the plural and vice versa;

(g)	reference to a "party" is a reference to a party to this Agreement;

(h)	reference to an Annexure, Clause, Introduction, Item or Schedule is a reference to an annexure to, clause of, the introduction to, item in a schedule to, or a schedule to this Agreement:

(i)	reference to a person includes a natural person, corporation, incorporated association, statutory corporation, the Government and any other type of legal entity;

(j)
reference to a body or authority is if the body or authority has ceased to exist and unless otherwise prescribed by law, a reference to the body or authority which then has substantially the same objects as that body or authority and any reference to the Chief Executive Officer or Chairman of a body or authority is a reference to the senior officer or acting senior officer for the time being of that body or authority; and

(k)	"including" and "includes" are not words of limitations.

1.3	Business Day

If the time for doing any act to be done under or pursuant to this Agreement expires on a day other than a Business Day, the time for doing that act is extended until the next Business Day.

1.4	Good Faith

Each party must act in good faith towards the other and use its best endeavours to comply with the spirit and intention of this Agreement.

2.	EMPLOYMENT OF THE EXECUTIVE

2.1
The Company employs the Executive for the Term as the Chief Financial Officer to provide the Services to the Company and the Executive accepts that employment upon and subject to the terms and conditions set out in this Agreement.

2.2
The Company represents, warrants and covenants to the Executive that prior to the Company's execution of this Agreement it shall have obtained all necessary consents and approvals for this Agreement, including (but not limited to) the approval of the Company's Board of Directors and a majority of the independent Directors of the Board.

3.	DUTIES AND OBLIGATIONS OF THE EXECUTIVE

3.1	Obligations

The Executive must throughout the Term:

(a)	serve the Company as the Chief Financial Officer;

(b)	provide the Services to the Company;

(c)	use her best endeavours to promote, extend and develop the business of the Company;

(d)	faithfully serve the Company;

(e)	report directly to the Chief Executive Officer;

(f)	comply with and observe all lawful and reasonable requests, directions and restrictions made or imposed by the Chief Executive Officer or the Board of Directors.

3.2	Confidentiality

The Executive covenants and warrants with and to the Company that during the Term and at all times thereafter she will not divulge either directly or indirectly, knowingly or inadvertently, any knowledge or information concerning the business, financial affairs, property or clients of the Company or any related corporation of the Company other than

(a)	information which is in the public domain (otherwise than as a result of a breach of this Clause);

(b)	as required by law; or

(c)	to her legal or financial advisers for the purpose of obtaining professional advice.

4.	REMUNERATION

4.1 Salary

(a)
The Company must pay to the Executive Hong Kong Dollars Eight Hundred and Forty Thousand ($840,000) per year, which is equivalent to Hong Kong Dollars Seventy Thousand ($70,000.00) per month which includes in the said Salary an amount up to Hong Kong Dollars Two Hundred and Forty Thousand ($240,000) per year may be used by the Executive at her discretion for her children’s education purposes; and

(b)
The Company must pay housing allowance to the Executive Hong Kong Dollars Seven Hundred and Twenty Thousand ($720,000) per year, which is equivalent to Hong Kong Dollars Sixty Thousand ($60,000.00) per month in addition to the above mentioned Salary which may be used by the Executive at her discretion; and

(c)
The Company must pay salary together with the housing allowance on 1st of every month in equal monthly instalments in advance. If the payment day is the same as holiday or resting day, The Company should pay at the nearest working day; and

(d)	The salary and housing allowance must be paid by legal tender and instead of kind or value securities.

4.2 Shares

(a)
As a signing bonus, the Company and/or its representative, must issue to the Executive or transfer to the Executive, at no cost to the Executive (including as to stamp duty or taxes), seventy thousand (70,000) Shares of the Company at the Commencement Date; and

(b)
The Company and/or its representative, must issue to the Executive or transfer to the Executive, at no cost to the Executive (including as to stamp duty or taxes), seventy thousand (70,000) Shares of the Company at the first anniversary of the Commencement Date; and

(c)
The Company and/or its representative, must issue to the Executive or transfer to the Executive, at no cost to the Executive (including as to stamp duty or taxes), minimum sixty thousand (60,000) additional Shares of the Company at the first anniversary of the Commencement Date, provided that the Executive has performed her Services to the satisfaction of the Chief Executive Officer and the Board of Directors, including but not limited to contributing to the Company’s financial and operating performance, enhancing the Company’s reputation within the investment community; and

(d)
The Company and/or its representative, must issue to the Executive or transfer to the Executive, at no cost to the Executive (including as to stamp duty or taxes), minimum sixty thousand (60,000) additional Shares of the Company at the second anniversary of the Commencement Date, provided that the Executive has performed her Services to the satisfaction of the Chief Executive Officer and the Board of Directors, including but not limited to contributing to the Company’s financial and operating performance, enhancing the Company’s reputation within the investment community; and

(e)
The Shares shall be subject to a 12 month lock-up. All of the Shares described in this Agreement must be of the same type and class of shares as are being traded on the American Stock Exchange as of the Commencement Date.

4.3	Cash Bonus

(a)	The Company must pay to the Executive a cash bonus no lower than Hong Kong Dollars Four Hundred Thousand ($400,000) per year; and

(b)	The Cash Bonus shall be paid at the first and the second anniversary of the Commencement Date.

4.4	Holidays and Vacation Days

(a)	The Executive is entitled to all standard holidays for any typical Hong Kong employee per year; and

(b)
The Executive is entitled to accrue up to twenty (20) working days’ paid vacation per year during her Employment (plus public holidays in Hong Kong). The right to paid vacation will accrue pro rata during each year of the Employment.

(c)	On termination of the Employment, the Executive shall be entitled to payment in lieu of accrued but untaken vacation on a pro rata basis.

4.5	Medical, Dental and Vision Insurance

(a)
The Company must, at its own expense, maintain throughout the Term insurance, with a reputable insurance company, which covers medical, dental and vision expenses including but not limited to annual check-ups for the Executive and her immediate family (husband and children) worldwide, including but not limited to Hong Kong, the PRC, the United States; and

(b)
The Company must reimburse the Executive for any out of pocket expenses (not covered by the insurance) related to medical, dental and vision needs of the Executive and her immediate family (husband and children) worldwide.

4.6	Accidental Death, Dismemberment and Travel Insurance

(a)
The Company must, at its own expense, maintain throughout the Term insurance, with a reputable insurance company, which insures against accidental death, dismemberment and accidents that may arise out of travel for the Executive and her immediate family (husband and children) worldwide, including but not limited to Hong Kong, the PRC, the United States; and.

(b)
The Company must reimburse the Executive for any out of pocket expenses (not covered by the insurance) related to the accidental death, dismemberment and accidents that may arise out of travel by the Executive and her immediate family (husband and children) worldwide.

4.7	Life Insurance

The Company must, at its own expense, maintain throughout the Term a life insurance, with a reputable insurance company, which insures against the death of the Executive and pays a minimum benefit of US Dollars Two Million ($2,000,000) to the Executive’s named beneficiaries. To the extent that such insurance constitutes a taxable benefit to the Executive in either Hong Kong or the U.S., the Company shall pay to the Executive as a “gross-up” an additional amount sufficient to pay the Executive’s income or related taxes on the value of such benefit.

4.8	Corporate Apartment

The Company must, at its own expense, provide the Executive an apartment in Hong Kong until the end of July 2008. To the extent that such apartment constitutes a taxable benefit to the Executive in either Hong Kong or the U.S., the Company shall pay to the Executive as a “gross-up” an additional amount sufficient to pay the Executive’s income or related taxes on the value of such benefit.

4.9	Moving Expenses

The Company must reimburse the Executive all moving expenses arising out of her and her immediate family’s (husband and children) move from the State of New York, USA to Hong Kong, including but not limited to air travel tickets for her and her immediate family, moving of furniture and other belongings. Upon the expiration or termination of the Executive’s employment with the Company for any reason other than a termination of her employment pursuant to Section 7.1 below, the Company shall reimburse the Executive all moving expenses arising out of her and her family’s move from Hong Kong to the USA., including but not limited to air travel tickets for her and her immediate family, moving of furniture and other belongings. To the extent that such reimbursement constitutes a taxable benefit to the Executive in either Hong Kong or the U.S., the Company shall pay to the Executive as a “gross-up” an additional amount sufficient to pay the Executive’s income or related taxes on the value of such benefit.

4.10	Tax, Accounting and Legal Expenses

The Company must reimburse all tax, accounting and legal expenses, including but not limited to annual USA and Hong Kong personal income tax filings for the Executive and her immediate family, accountant and legal expenses associated with this Agreement.

To the extent that payment by the Company of any of the items described in Sections 4.5 through 4.10 constitutes a taxable benefit to the Executive in either Hong Kong or the U.S., the Company shall pay to the Executive as a “gross-up” an additional amount sufficient to pay the Executive’s income or related taxes on the value of such benefit(s).

5.	LOCATION, TRAVEL AND BUSINESS EXPENSES

5.1	Location of the Executive

The Company acknowledges that, throughout the Term, the Executive will be based in Hong Kong but will travel to the Company’s offices when required.

5.2	Travel and Accommodation

When the Executive undertakes pre-approval travel within the PRC and elsewhere for the Company, the Company must meet the full cost of that travel in accordance with the Company’s reimbursement policies.

5.3	Business Expenses

The Executive is entitled to reimbursement for reasonable and necessary business expenses incurred in connection with the performance of the Executive’s duties in accordance with the Company’s reimbursement policies.

6.	INSURANCE AND INDEMNITY

6.1	Directors’ & Officers’ Liability Insurance

The Company must, at its own expense, maintain throughout the Term insurance, commonly known as directors’ and officers’ liability insurance, with a reputable insurance, in such amounts as determined by the Board of Directors.

6.2	Indemnity

The Company shall indemnify and hold harmless the Executive from and against all and any liability incurred by the Executive in her capacity as Chief Financial Officer of the Company to the fullest extent allowable under Delaware law.

7.	TERMINATION

7.1	Termination by the Company for Cause

The Company may forthwith terminate this Agreement if the Executive at any time -

(a)	commits any act involving fraud, deceit or dishonesty in relation to her employment with the Company;

(b)
becomes bankrupt or commits an act of bankruptcy or suspends payment of her debts or compounds with or assigns her estate for the benefit of her creditors and such condition is not remedied within a period of no more than sixty (60) days after the Company provides notice of potential termination to the Executive;

(c)	is convicted of any criminal offence carrying a maximum penalty of not less than twelve (12) months imprisonment;

(d)	persistently neglects the duties and responsibilities of her position with the Company;

(e)	materially breaches this Agreement and does not remedy the breach within fourteen (14) Business Days of receipt of notice in writing from the Company specifying the breach;

and without prejudice to any other claim, right or remedy which the Company may have against the Executive.

7.2	Termination by the Executive for Cause

The Executive may forthwith terminate this Agreement if the Company at any time -

(a)
is in default of any of its agreements, duties or obligations under this Agreement and fails to rectify that default within fourteen (14) Business Days after being requested to do so by notice in writing from the Executive;

(b)	has a liquidator, provisional liquidator, receiver, receiver and manager or official manager appointed to it or has an administrator appointed to it;

(c)	fails to maintain the Executive in the position of Chief Financial Officer (or any other position not less senior to such position);

(d)	a material diminution in the nature or scope of the Executive’s responsibilities, duties or authority;

(e)	relocation of the Company’s executive offices outside of Hong Kong or relocation of Executive away from the executive offices;

(f)
failure of the Company to timely make any material payment or provide any material benefit under this Agreement, or the Company’s material reduction of any compensation, equity or benefits that the Executive is eligible to receive under this Agreement which failure is not cured within five (5) business days after notice to the Company by the Executive;

(g)
requires the Executive to engage in any activities or conduct despite the Executive expressing in good faith the opinion that such activities or conduct would constitute a violation of any criminal laws, accounting standards in either Hong Kong or the United States, (for so long as the Company’s shares continue to be traded on any exchange in the U.S.) any applicable U.S. securities laws (including, but not limited to, the Sarbanes-Oxley Act of 2002), or Section 7.1(a) above, and without prejudice to any other claim, right or remedy which the Executive may have against the Company.

7.3	Payment upon Termination

(a)
If the Executive terminates this Agreement pursuant to Clause 7.2 or is terminated by the Company under circumstances outside of Clause 7.1, the Company must within ten (10) Business Days after the date of that termination pay to the Executive the whole of the remuneration of the Executive pursuant to Clause 4 which, but for the termination of this Agreement, would be payable to the Executive under this Agreement until the Expiration Date.

(b)
The remuneration payable to the Executive under this Section 7.3 must include, but is not limited to, salary, cash bonus, holidays, vacation days, all insurance and other reimbursements provided for in this Agreement.

(c)	The Shares issued pursuant to Clause 4.2 shall cease to be covered by any applicable lock-up immediately upon such termination.

7.4	Shares

The termination of this Agreement by the Executive in accordance with the terms of this agreement does not affect in any way the Shares issued or transferred to the Executive pursuant to Clause 4.2.

7.5	Obligations on Termination

On termination of this agreement, the Executive must return to the Company all tangible property of the Company or any Group Company including, but not limited to, all books, documents, papers, materials, portable telephones, computer hardware and software, computer disks, credit or charge cards, cars, keys and any other property (including copies, summaries and excerpts) belonging to or relating to the affairs or business of the Company or any Group Company held by the Executive or under the Executive’s control.

8.	MODIFICATION OF THE SERVICE AGREEMENT

(a)	If any party wants to modify relevant clauses of this Agreement, he or she should inform the other party by written form.

(b)	Relevant clauses, which are agreed by both parties after negotiation, could be modified according to the procedures.

9.	NEW SERVICE AGREEMENT

(a)
The parties must attempt to negotiate the terms and conditions of a new service agreement between the Company and the Executive to commence immediately upon the expiration of the Term and for a term to be agreed.

(b)	The terms and conditions of the new service agreement referred to in Clause (a) must not be less favourable to the Executive than the terms and conditions of this Agreement.

(c)	If the parties cannot agree on a new Service Agreement, the Agreement will terminate in accordance with its terms.

10.	CONFIDENTIALITY

10.1	Obligations of the Parties

Each party must maintain in confidence all confidential information relating to the business affairs of the other party, however that information is obtained, and may only disclose that information -

(a)	as required by law or any applicable stock-exchange;

(b)	for prosecuting or defending any claim, action, proceeding or demand;

(c)	in confidence to that party’s professional advisers to obtain professional advice; or

(d)	with the prior written consent of the other.

11.	GENERAL

11.1	Assignment

This Agreement is for the benefit of and is binding on the parties but neither the rights nor the obligations of the parties under this Agreement may be voluntarily novated or assigned, wholly or partly, to any person without the prior written consent of the other.

11.2	Entire Agreement

This Agreement constitutes the entire agreement between the parties regarding the matters set out in it and supersedes any prior representation, understanding or arrangement made by the parties, whether orally or in writing. This Agreement may not be varied other than by a later written agreement executed by the parties.

11.3	Further Assurance

Each party must, and must ensure that its employees and agents will, execute all Agreements and do all things necessary to give full effect to the arrangements contemplated by this Agreement.

11.4	Waiver

No delay by a party in exercising any right under this Agreement will operate as a waiver, of that right nor will any waiver by a party of any right under this Agreement operate as a waiver of any other right of that party, nor will any single or partial exercise of any right preclude any further exercise of that or any other right under this Agreement.

11.5	Severance

If any provision of this Agreement is in any way unenforceable, it is to be read down so as to be enforceable or, if it cannot be read down, the provision (or where possible, the offending party) is to be severed from this Agreement without affecting the enforceability of the remaining provisions (or parts of those provisions) which will continue in effect.

11.6	Existing Rights

Expiry or termination of this Agreement will not affect any right accrued prior to the expiry or termination.

11.7	Notices

Any notice, consent or other communication ("notice") which either party is required or wants to give to the other party must be in writing and may be given by-

(a)	being delivered to the recipient at its Address for Service;

(b)	being sent by facsimile transmission to the facsimile number of the recipient; or

(c)	being sent by prepaid ordinary mail (and by facsimile transmission) to the Address for Service of the recipient party,

and the notice will be given -

(i)	if delivered personally, on the date of delivery;

(ii)	if sent by facsimile transmission, on the date on which the sending party’s facsimile machine records that it has been transmitted; or

(iii)	if sent by prepaid ordinary mail, three (3) Business Days after posting.

11.8	Stamp Duty

The Company will pay any stamp duty payable on this Agreement or any instrument or transaction required by this Agreement.

11.9	Counterparts

This Agreement may be executed in any number of counterparts. All counterparts taken together will constitute one instrument.

11.10	Binding Agreement

Each party warrants that it is authorised and has capacity to execute this Agreement and to bind itself to this Agreement.

11.11	Governing Law

This Agreement is governed by and is to be construed in accordance with the laws in the state of Delaware.

11.12	Power of Attorney

If this Agreement is executed by an attorney on behalf of a party, the attorney declares that he has no notice of the revocation of the power of attorney.

EXECUTED AS AN AGREEMENT

THE COMPANY CHOP of China Architectural Engineering, Inc. was affixed to this Agreement in accordance with its Constitution in the presence of:	) ) ) )

/s/ Tang Nian Zhong		/s/ Luo Ken Yi
Signature of Director/Secretary		Signature of Director/Secretary

Tang Nian Zhong		Luo Ken Yi
Full Name of Signatory		Full Name of Signatory

SIGNED by the EXECUTIVE in the presence of:	) ) )

/s/ Pang Sze Man		/s/ Xin Yue Jasmine Geffner
Signature of Witness		Signature

Pang Sze Man		Xin Yue Jasmine Geffner
Print Name		Print Name

DATE	12 March 2008

Between China Architectural Engineering, Inc. and [Xin Yue Jasmine Geffner]
SERVICE AGREEMENT